UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No.    )*

AILERON THERAPEUTICS, INC.

(Name of Issuer)

Common Stock, $0.001 par value per share
(Title of Class of Securities)

00887A204

(CUSIP Number)

October 31, 2023
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND I, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 539,293 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 539,293 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 539,293 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 22,293 shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) 517,000 shares of Common Stock issuable upon conversion of shares of Series X non-voting convertible preferred stock, par value $0.001 per share (the “Series X Preferred Stock”) held by Bios Fund I, LP (“Bios Fund I”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios Fund I pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons’ herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios Fund I would be convertible into an aggregate of 1,303,000 shares of Common Stock.
(2)	Based on 5,402,733 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023 and (ii) 517,000 shares of Common Stock issuable upon conversion of 517 out of 1,303 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

2

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND I QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 540,039 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 540,039 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 540,039 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 13,039 shares of Common Stock and (ii) 527,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held by Bios Fund I QP, LP (“Bios Fund I QP”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios Fund I QP pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios Fund I QP would be convertible into an aggregate of 762,000 shares of Common Stock.
(2)	Based on 5,412,733 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023 and (ii) 527,000 shares of Common Stock issuable upon conversion of 527 out of 762 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

3

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 332,278 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 332,278 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 332,278 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 6.37% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 5,201 shares of Common Stock, (ii) 304,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (iii) 23,077 shares of Common Stock issuable upon exercise of warrants (the “Warrants”) held by Bios Fund II, LP (“Bios Fund II”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock and Warrants held by Bios Fund II.
(2)	Based on 5,212,810 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 304,000 shares of Common Stock issuable upon conversion of the 304 shares of Series X Preferred Stock held by Bios Fund II which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 23,077 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund II, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

4

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND II QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 540,370 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 540,370 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 540,370 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 16,991 shares of Common Stock, (ii) 523,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (iii) 379 shares of Common Stock issuable upon exercise of warrants held by Bios Fund II QP, LP (“Bios Fund II QP”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios Fund II QP pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons’ herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios Fund II QP would be convertible into an aggregate of 993,000 shares of Common Stock. The reported share number also excludes an additional 75,005 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund II QP, such Warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.
(2)	Based on 5,409,112 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 523,000 shares of Common Stock issuable upon conversion of 523 out of 993 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 379 shares of Common Stock issuable upon exercise of Warrants.

5

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND II NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 144,365 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 144,365 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 144,365 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.87% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 2,274 shares of Common Stock, (ii) 132,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (iii) 10,091 shares of Common Stock issuable upon exercise of warrants held by Bios Fund II NT, LP (“Bios Fund II NT”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock and Warrants held by Bios Fund II NT.
(2)	Based on 5,027,824 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 132,000 shares of Common Stock issuable upon conversion of the 132 shares of Series X Preferred Stock held by Bios Fund II NT which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 10,091 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund II NT, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

6

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 178,500 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 178,500 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 178,500 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.52% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 119,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (ii) 59,500 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund III, LP (“Bios Fund III”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock and Warrants held by Bios Fund III.
(2)	Based on 5,064,273 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 119,000 shares of Common Stock issuable upon conversion of the 119 shares of Series X Preferred Stock held by Bios Fund III which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 59,500 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund III, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

7

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND III QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 542,256 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 542,256 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,256 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 542,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (ii) 256 shares of Common Stock issuable upon exercise of warrants held by Bios Fund III QP, LP (“Bios Fund III QP”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios Fund III QP pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision of the Certificate of Designation described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons’ herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios Fund III QP would be convertible into an aggregate of 777,000 shares of Common Stock. The reported share number also excludes an additional 388,244 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund III QP, such Warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.
(2)	Based on 5,427,989 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 542,000 shares of Common Stock issuable upon conversion of 542 out of 777 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 256 shares of Common Stock issuable upon exercise of Warrants.

8

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS FUND III NT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 187,500 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 187,500 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 187,500 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 3.70% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 125,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (ii) 62,500 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund III NT, LP (“Bios Fund III NT”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock and Warrants held by Bios Fund III NT.
(2)	Based on 5,073,273 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 125,000 shares of Common Stock issuable upon conversion of the 125 shares of Series X Preferred Stock held by Bios Fund III NT which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 62,500 shares of Common Stock issuable upon exercise of Warrants held by Bios Fund III NT, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

9

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS CLINICAL OPPORTUNITY FUND, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 542,256 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 542,256 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,256 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 542,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (ii) 256 shares of Common Stock issuable upon exercise of warrants held by Bios Clinical Opportunity Fund, LP (“Bios COF Fund”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios COF Fund pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons’ herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios COF Fund would be convertible into an aggregate of 1,136,000 shares of Common Stock. The reported share number also excludes an additional 567,744 shares of Common Stock issuable upon exercise of Warrants held by Bios COF Fund, such Warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.
(2)	Based on 5,427,989 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 542,000 shares of Common Stock issuable upon conversion of 542 out of 1,136 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 256 shares of Common Stock issuable upon exercise of Warrants.

10

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS LTI SPV II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 540,023 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 540,023 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 540,023 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 20,117 shares of Common Stock and (ii) 519,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (iii) 906 shares of Common Stock issuable upon exercise of warrants held by Bios LTI SPV II, LP (“Bios SPV II”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios SPV II pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios SPV II would be convertible into an aggregate of 1,175,000 shares of Common Stock. The reported share number also excludes an additional 34,462 shares of Common Stock issuable upon exercise of Warrants held by Bios SPV II, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.
(2)	Based on 5,405,639 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 519,000 shares of Common Stock issuable upon conversion of 519 out of 1,175 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 906 shares of Common Stock issuable upon exercise of Warrants.

11

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS LTI CO-INVEST III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 536,182 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 536,182 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,182 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 54,731 shares of Common Stock, (ii) 481,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and (iii) 451 shares of Common Stock issuable upon exercise of warrants held by Bios LTI Co-Invest III, LP (“Bios Co-Invest III”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios Co-Invest III pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios Co-Invest III would be convertible into an aggregate of 3,199,000 shares of Common Stock. The reported share number also excludes an additional 243,595 shares of Common Stock issuable upon exercise of Warrants held by Bios Co-Invest III, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.
(2)	Based on 5,367,184 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 481,000 shares of Common Stock issuable upon conversion of 481 out of 3,199 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 451 shares of Common Stock issuable upon exercise of Warrants.

12

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS LTI CO-INVEST III QP, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 536,029 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 536,029 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,029 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 56,105 shares of Common Stock, (ii) 479,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock and 924 shares of Common Stock issuable upon exercise of warrants held by Bios LTI Co-Invest III QP, LP (“Bios Co-Invest III QP”). The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios Co-Invest III QP pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios Co-Invest III QP would be convertible into an aggregate of 3,279,000 shares of Common Stock. The reported share number also excludes an additional 249,249 shares of Common Stock issuable upon exercise of Warrants held by Bios Co-Invest III QP, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.
(2)	Based on 5,365,657 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 479,000 shares of Common Stock issuable upon conversion of 479 out of 3,279 shares of Series X Preferred Stock which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 924 shares of Common Stock issuable upon exercise of Warrants.

13

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 536,033 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 536,033 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 536,033 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 624 shares of Common Stock held directly by Bios Equity Partners, LP (“Bios Equity I”) (ii) 22,293 shares of Common Stock held by Bios Fund I, (iii) 13,039 shares of Common Stock held by Bios Fund I QP, (iv) 20,117 shares of Common Stock held by Bios SPV II (together with Bios Fund I and Bios Fund I QP, the “Bios Equity I Funds”), (v) 479,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by the Bios Equity I Funds and Bios Equity I, which holds 36 shares of Series X Preferred directly and (vi) and 960 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held in the aggregate by Bios Equity I and the Bios Equity I Funds pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by the Bios Equity I Funds and Bios Equity I would be convertible into an aggregate of 3,276,000 shares of Common Stock. The reported share number also excludes an additional 33,758 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Bios Equity I is the general partner of each of the Bios Equity I Funds and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by these entities.
(2)	Based on 5,365,693 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 479,000 shares of Common Stock issuable upon conversion of 479 out of 3,276 shares of Series X Preferred Stock held in the aggregate by the Bios Equity I Funds and Bios Equity I, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 960 shares of Common Stock issuable upon exercise of Warrants.

14

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS II, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 527,239 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 527,239 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 527,239 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 5,201 shares of Common Stock held by Bios Fund II, (ii) 16,991 shares of Common Stock held by Bios Fund II QP, (iii) 2,274 shares of Common Stock held by Bios Fund II NT, (iv) 54,731 shares of Common Stock held by Bios Co-Invest III, (v) 56,105 shares of Common Stock held by Bios Co-Invest III QP (together with Bios Fund II, Bios Fund II QP, Bios Fund II NT and Bios Co-Invest III, the “Bios Equity II Funds”), (vi) 391,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by the Bios Equity II Funds and (vii) 937 shares of Common Stock issuable upon exercise of warrants held in the aggregate by the Bios Equity II Funds. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by the Bios Equity II Funds pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by the Bios Equity II Funds would be convertible into an aggregate of 7,907,000 shares of Common Stock. The reported share number also excludes an additional 591,743 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity II Funds, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Bios Equity Partners II, LP (“Bios Equity II”) is the general partner of each of the Bios Equity II Funds and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by these entities.
(2)	Based on 5,277,670 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 391,000 shares of Common Stock issuable upon conversion of 391 out of 7,907 shares of Series X Preferred Stock held in the aggregate by the Bios Equity II Funds, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 937 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity II Funds to purchase up to 592,680 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

15

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS EQUITY PARTNERS III, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 542,256 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 542,256 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,256 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 542,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by Bios Fund III, Bios Fund III QP and Bios Fund III NT (collectively, the “Bios Equity III Funds) and (ii) 256 shares of Common Stock issuable upon exercise of warrants held in the aggregate by the Bios Equity III Funds. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by the Bios Equity III Funds pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by the Bios Equity III Funds would be convertible into an aggregate of 1,021,000 shares of Common Stock. The reported share number also excludes an additional 479,356 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity III Funds, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Bios Equity Partners III, LP (“Bios Equity II”) is the general partner of each of the Bios Equity III Funds and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by these entities.
(2)	Based on 5,427,989 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 542,000 shares of Common Stock issuable upon conversion of 542 out of 1,021 shares of Series X Preferred Stock held in the aggregate by the Bios Equity III Funds, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 256 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity III Funds to purchase up to 479,612 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

16

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS EQUITY COF, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 542,256 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 542,256 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 542,256 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 542,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held by Bios COF Fund and (ii) 256 shares of Common Stock issuable upon exercise of warrants held by Bios COF Fund. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held by Bios COF Fund pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned by Bios COF Fund would be convertible into an aggregate of 1,136,000 shares of Common Stock. The reported share number also excludes an additional 567,744 shares of Common Stock issuable upon exercise of Warrants held by Bios COF Fund, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Bios Equity COF, LP (“Bios Equity COF”) is the general partner of Bios COF Fund and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by such entity.
(2)	Based on 5,427,989 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 542,000 shares of Common Stock issuable upon conversion of 542 out of 1,136 shares of Series X Preferred Stock held by Bios COF Fund, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 256 shares of Common Stock issuable upon exercise of Warrants held by Bios COF Fund to purchase up to 568,000 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

17

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS CAVU MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 521,016 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 521,016 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,016 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 191,375 shares of Common Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds, (ii) 329,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds and Bios Equity III Funds. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds would be convertible into an aggregate of 12,204,000 shares of Common Stock. The reported share number also excludes an additional 1,106,369 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds and Bios Equity III Funds, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Cavu Management, LP (“Cavu Management”) is a general partner of each of Bios Equity I, Bios Equity II and Bios Equity III and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds.
(2)	Based on 5,215,374 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 329,000 shares of Common Stock issuable upon conversion of 329 out of 12,204 shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II funds and Bios Equity III Funds to purchase up to 1,107,010 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

18

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS CAPITAL MANAGEMENT, LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 521,016 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 521,016 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,016 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON PN

(1)	Consists of (i) 191,375 shares of Common Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, (ii) 329,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision of the Certificate of Designation described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund would be convertible into an aggregate of 13,340,000 shares of Common Stock. The reported share number also excludes an additional 1,674,369 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Bios Capital Management, LP (“Bios Management”) is a general partner of each of Bios Equity I, Bios Equity II, Bios Equity III and Bios Equity COF and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund.
(2)	Based on 5,215,374 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 329,000 shares of Common Stock issuable upon conversion of 329 out of 13,340 shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons, and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund to purchase up to 1,675,010 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

19

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS CAVU ADVISORS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 521,016 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 521,016 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,016 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON OO

(1)	Consists of (i) 191,375 shares of Common Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds, (ii) 329,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds and Bios Equity III Funds. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds would be convertible into an aggregate of 12,204,000 shares of Common Stock. The reported share number also excludes an additional 1,106,369 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds and Bios Equity III Funds, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Cavu Advisors, LLC (“Cavu Advisors”) is the general partner of Cavu Management and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds.
(2)	Based on 5,215,374 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 329,000 shares of Common Stock issuable upon conversion of 329 out of 12,204 shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II funds and Bios Equity III Funds to purchase up to 1,107,010 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

20

CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS BIOS ADVISORS GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION TEXAS, UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 521,016 (1)
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 521,016 (1)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 521,016 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (2)
12	TYPE OF REPORTING PERSON OO

(1)	Consists of (i) 191,375 shares of Common Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, (ii) 329,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision of the Certificate of Designation described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund would be convertible into an aggregate of 13,340,000 shares of Common Stock. The reported share number also excludes an additional 1,674,369 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Bios Advisors GP, LLC (“Bios Advisors”) is the general partner of Bios Management and, in its capacity as such, may be deemed to have shared voting and/or dispositive power with respect to securities directly held by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund.
(2)	Based on 5,215,374 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 329,000 shares of Common Stock issuable upon conversion of 329 out of 13,340 shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons, and (iii) 641 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund to purchase up to 1,675,010 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

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CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS LESLIE WAYNE KREIS, JR.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,819 (1)
	6	SHARED VOTING POWER 518,995 (2)
	7	SOLE DISPOSITIVE POWER 1,819 (1)
	8	SHARED DISPOSITIVE POWER 518,995 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 520,814 (1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (3)
12	TYPE OF REPORTING PERSON IN

(1)	Consists of 1,819 shares of Common Stock directly held by Circle K Invesco, LP (“Circle K”), over which Mr. Kreis has sole voting and investment control. Circle K is wholly owned by Mr. Kreis. The reported shares does not include the 106,000 shares of Common Stock issuable upon exercise of the 106 shares of Series X Preferred Stock held by Circle K, as such shares are subject to the 9.99% beneficial ownership limitation referenced below, and would not be exercisable after accounting for the 327,000 shares of Common Stock assumed to be issued upon the conversion of the Series X Preferred Stock as described below.
(2)	Consists of (i) 191,375 shares of Common Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds, (ii) 327,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds and (iii) 620 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds and Bios Equity III Funds. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds and the Bios Equity III Funds pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Circle K would be convertible into an aggregate of 12,310,000 shares of Common Stock. The reported share number also excludes an additional 1,106,390 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds and Bios Equity III Funds, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Cavu Advisors, an entity controlled by Mr. Kreis, is the general partner of Cavu Management. As the manager of Cavu Advisors, Mr. Kreis may be deemed to have shared voting and/or dispositive power with respect to securities directly held by the Bios Equity I Funds, Bios Equity II Funds and Bios Equity III Funds.
(3)	Based on 5,213,353 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 327,000 shares of Common Stock issuable upon conversion of 327 out of 12,310 shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Circle K, which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 620 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II funds and Bios Equity III Funds to purchase up to 1,107,010 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

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CUSIP No. 00887A 20 4
1	NAME OF REPORTING PERSONS AARON GLEN LOUIS FLETCHER
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION UNITED STATES
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 10,540 (1)
	6	SHARED VOTING POWER 509,306 (2)
	7	SOLE DISPOSITIVE POWER 10,540 (1)
	8	SHARED DISPOSITIVE POWER 509,306 (2)
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 519,846 (1)(2)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99% (3)
12	TYPE OF REPORTING PERSON IN

(1)	Consists of (i) 9,648 shares of Common Stock directly held by Dr. Fletcher (including 6,825 shares of Common Stock issuable upon exercise of options held by Dr. Fletcher, which are exercisable within 60 days of the date hereof), (ii) 446 shares of Common Stock directly held by KF Legacy Trust and (iii) 446 shares of Common Stock directly held by MF Legacy Trust. KF Legacy Trust and MF Legacy Trust are trusts formed for the benefit of Dr. Fletcher’s children. Dr. Fletcher and his wife serve as trustees of each trust. The reported share number does not include the aggregate of 217,000 shares of Common Stock issuable upon exercise of the 106 shares of Series X Preferred Stock held in the aggregate by Dr. Fletcher, KF Legacy Trust and MF Legacy Trust (together, the “Fletcher Holders”), as such shares are subject to the 9.99% beneficial ownership limitation referenced below, and would not be exercisable after accounting for the 317,000 shares of Common Stock assumed to be issued upon the conversion of the Series X Preferred Stock as described below.
(2)	Consists of (i) 191,375 shares of Common Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, Bios Equity II Funds, Bios Equity III Funds and Bios COF Fund, (ii) 317,000 shares of Common Stock issuable upon conversion of shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, Bios Equity II Funds, Bios Equity III Funds and Bios COF Fund and (iii) 931 shares of Common Stock issuable upon Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds, Bios Equity III Funds and Bios COF Fund. The share numbers in the preceding sentence represent the maximum number of shares of Common Stock issuable upon the voluntary conversion of the Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, Bios Equity II Funds, Bios Equity III Funds and Bios COF Fund pursuant to the Certificate of Designation for the Series X Preferred Stock as a result of the blocker provision set forth in the Certificate of Designation and described in the following sentence. The Certificate of Designation provides that any holder of Series X Preferred Stock will not have a right to convert, subject to certain exceptions, the Series X Preferred Stock for Common Stock if, as a result of such conversion, the holder, together with its affiliates and other attribution parties, would hold 19.99% of the total number of shares of Common Stock then outstanding, subject to decrease upon written notice by the holder, and the Reporting Persons herein have provided such notice to decrease the beneficial ownership limitation to 9.99%. Without giving effect to this blocker provision, the Series X Preferred Stock owned in the aggregate by Bios Equity I, the Bios Equity I Funds, Bios Equity II Funds, Bios Equity III Funds, Bios COF Fund and the Fletcher Holders would be convertible into an aggregate of 13,557,000 shares of Common Stock. The reported share number also excludes an additional 1,674,079 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, Bios Equity II Funds, Bios Equity III Funds and Bios COF Fund, such warrants also being subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons. Bios Advisors, an entity controlled by Dr. Fletcher, is the general partner of Bios Management. As the manager of Bios Advisors, Dr. Fletcher may be deemed to have shared voting and/or dispositive power with respect to securities directly held by the Bios Equity I Funds, Bios Equity II Funds, Bios Equity III Funds and Bios COF Fund.
(3)	Based on 5,203,664 shares of Common Stock outstanding, which consists of (i) 4,885,733 shares of Common Stock outstanding as of October 31, 2023, as reported in the Issuer’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2023, (ii) 317,000 shares of Common Stock issuable upon conversion of 317 out of 13,557 shares of Series X Preferred Stock held in the aggregate by Bios Equity I, the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds, Bios COF Fund and the Fletcher Holders which may be converted to Common Stock at a ratio of 1 Series X Preferred Stock to 1,000 Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons and (iii) 931 shares of Common Stock issuable upon exercise of Warrants held in the aggregate by the Bios Equity I Funds, the Bios Equity II Funds, the Bios Equity III Funds and Bios COF Fund to purchase up to 1,675,010 shares of Common Stock, subject to a 9.99% beneficial ownership limitation with respect to all Reporting Persons.

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ITEM 1.

(A) NAME OF ISSUER:

Aileron Therapeutics, Inc. (the “Issuer”)

(B) ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICE:

738 Main Street #398
Waltham, MA 02451

ITEM 2.

(A) NAME OF PERSONS FILING:

This Schedule 13G is being jointly filed by:

i.	Bios Fund I, LP, a Delaware limited partnership (“Bios Fund I”);

ii.	Bios Fund I QP, LP, a Delaware limited partnership (“Bios Fund QP I”);

iii.	Bios Fund II, LP, a Delaware limited partnership (“Bios Fund II”);

iv.	Bios Fund II QP, LP, a Delaware limited partnership (“Bios Fund II QP”);

v.	Bios Fund II NT, LP, a Delaware limited partnership (“Bios Fund II NT”);

vi.	Bios Fund III, LP, a Delaware limited partnership (“Bios Fund III”);

vii.	Bios Fund III QP, LP, a Delaware limited partnership (“Bios Fund III QP”);

viii.	Bios Fund III NT, LP, a Delaware limited partnership (“Bios Fund III NT”);

ix.	Bios Clinical Opportunity Fund, a Delaware limited partnership (“Bios COF Fund”);

x.	Bios LTI SPV II, LP, a Delaware limited partnership (“Bios SPV II”);

xi.	Bios LTI Co-Invest III, LP, a Delaware limited partnership (“Bios Co-Invest III”);

xii.	Bios LTI Co-Invest III QP, LP, a Delaware limited partnership (“Bios Co-Invest III QP”)

xiii.	Bios Equity Partners, LP, a Texas limited partnership (“Bios Equity I”);

xiv.	Bios Equity Partners II, LP, a Texas limited partnership (“Bios Equity II”);

xv.	Bios Equity Partners III, LP, a Texas limited partnership (“Bios Equity III”);

xvi.	Bios Equity COF, LP, a Texas limited partnership (“Bios Equity COF”);

xiii.	Cavu Management, LP, a Texas limited partnership (“Cavu Management”);

xiv.	Bios Capital Management, LP, a Texas limited partnership (“Bios Management”);

xv.	Cavu Advisors, LLC, a Texas limited liability company (“Cavu Advisors”);

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xvi.	Bios Advisors GP, LLC, a Texas limited liability company (“Bios Advisors”);

xvii.	Leslie Wayne Kreis, Jr., a United States citizen (“Mr. Kreis”); and

xviii.	Aaron Glenn Louis Fletcher, Ph.D., a United States citizen (“Dr. Fletcher”).

(B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

1751 River Run #400
Fort Worth, TX 76107

(C) CITIZENSHIP:

Item 2(A) is incorporated herein by reference.

(D) TITLE OF CLASS OF SECURITIES:

Common Stock, $0.001 par value per share

(E) CUSIP NUMBER:

00887A204

ITEM 3. STATEMENT FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C)

Not applicable.

ITEM 4. OWNERSHIP

The information contained in Items 5-9 and 11 of the cover pages of this Schedule 13G is hereby incorporated by reference into this Item 4.

Pursuant to Rule 13d-4 of the Exchange Act, the Reporting Persons declare that filing this Schedule 13G shall not be construed as an admission that any such person is, for the purposes of Section 13(d) and/or Section 13(g) of the Exchange Act, the beneficial owner of any securities covered by this Schedule 13G except to the extent of such person’s pecuniary interest in the Shares, and except to the extent of its pecuniary interest, such beneficial ownership is expressly disclaimed by each Reporting Person.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

25

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

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SIGNATURES

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: November 13, 2023

BIOS FUND I, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND I QP, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

27

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

BIOS FUND II QP, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

28

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND II NT, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

29

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III QP, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS FUND III NT, LP

By:	Bios Equity Partners III, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

30

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS CLINICAL OPPORTUNITY FUND, LP

By:	Bios Equity COF, LP,
its general partner

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

31

BIOS LTI SPV II, LP

By:	Bios Equity Partners, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS LTI CO-INVEST III, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

32

BIOS LTI CO-INVEST III GP, LP

By:	Bios Equity Partners II, LP,
its general partner

	By:	Cavu Management, LP,
its general partner

		By:	Cavu Advisors, LLC,
its general partner

			By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

	By:	Bios Capital Management, LP,
its general partner

		By:	Bios Advisors GP, LLC,
its general partner

			By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

33

BIOS EQUITY PARTNERS II, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

BIOS EQUITY PARTNERS III, LP

By:	Cavu Management, LP,
its general partner

	By:	Cavu Advisors, LLC,
its general partner

		By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

By:	Bios Capital Management, LP,
its general partner

	By:	Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

34

BIOS EQUITY COF, LP

By:	Bios Capital Management, LP,
its general partner

	By:		Bios Advisors GP, LLC,
its general partner

		By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

CAVU MANAGEMENT, LP

By:	Cavu Advisors, LLC,
its general partner

	By:		/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS CAPITAL MANAGEMENT, LP

By:	Bios Advisors GP, LLC
its general partner

	By:		/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher
Manager

CAVU ADVISORS, LLC

By:	/s/ Leslie Wayne Kreis, Jr.
Leslie Wayne Kreis, Jr.,
Manager

BIOS ADVISORS GP, LLC

By:	/s/ Aaron Glenn Louis Fletcher
Aaron Glenn Louis Fletcher,
Manager

/s/ Leslie Wayne Kreis, Jr.
LESLIE WAYNE KREIS, JR., in his individual capacity

/s/ Aaron Glenn Louis Fletcher
AARON GLENN LOUIS FLETCHER, in his individual capacity

35

INDEX TO EXHIBITS

Exhibit 99.1	Joint Filing Agreement
Exhibit 99.2	Power of Attorney

36